Exhibit 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259
Dateline:	Fergus Falls, Minnesota
For release:	October 30, 2006 Financial Media
Otter Tail Corporation Reports Third Quarter Earnings; Reaffirms 2006 Earnings Guidance; Board of Directors Declares Dividend
Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended September 30, 2006 with the following highlights:
•	Consolidated net income from continuing operations was $13.5 million for the third quarter of 2006 compared with $19.2 million for the third quarter of 2005.

•	Total consolidated net income, which includes the results of discontinued operations, was $13.5 million for the third quarter of 2006 compared with $17.6 million for the third quarter of 2005.

•	Diluted earnings per share from continuing operations were $0.45 for the third quarter of 2006 compared with $0.64 for the third quarter of 2005.

•	Total diluted earnings per share, which includes the results of discontinued operations, were $0.45 for the third quarter of 2006 compared with $0.59 for the third quarter of 2005.
      Announcements:
•	On October 30, 2006 the Board of Directors declared a quarterly common stock dividend of $0.2875 per share.

•	The corporation reaffirms its 2006 diluted earnings per share guidance from continuing operations to be in the range of $1.55 to $1.75.
“Our companies produced solid results in the third quarter, in line with expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “In the electric segment, earnings were significantly lower from wholesale energy trading in comparison to the record levels of a year ago. We anticipated this as our power company participates in an energy market which has become much more efficient since its 2005 launch. Our plastics segment continues to show exceptional performance with record third quarter earnings, and our manufacturing segment had marked improvements led by growth at DMI Industries, our wind tower business. In addition, performance at both of our construction companies improved. Higher operating costs continue to provide challenges in both the health services and food ingredient processing segments. We reaffirm our 2006 earnings per share to be within our earnings guidance range of $1.55 to $1.75.”
For the nine months ended September 30, 2006 net income from continuing operations was $39.5 million compared with $41.2 million for the nine months ended September 30, 2005. Total consolidated net income, which includes the results of discontinued operations, was $39.8 million for the nine months ended September 30, 2006 compared with $49.9 million for the nine months ended September 30, 2005. Diluted earnings per share from continuing operations were $1.31 for the nine months ended September 30, 2006 compared with $1.39 for the nine months ended September 30, 2005. Total diluted earnings per share, which include the results of discontinued operations, were $1.32 for the nine months ended September 30, 2006 compared with $1.68 for the nine months ended September 30, 2005.
Quarterly Performance Summary
Electric
Net income in the electric segment for the quarter ended September 30, 2006 was $6.5 million compared with net income of $15.5 million for the quarter ended September 30, 2005. The decrease in net income between the periods primarily resulted in an $8.4 million after-tax reduction in earnings from wholesale energy sales and trading activities and a $1.1 million after-tax earnings decrease in retail electric revenues.
Retail revenues were $59.7 million for the quarter ended September 30, 2006 compared with $61.5 million for the quarter ended September 30, 2005. The $1.8 million decrease in retail revenues was mainly due to a 0.6% reduction in kilowatt-hour (kwh) sales to commercial customers and $0.7 million less in fuel clause adjustment revenues between the quarters. Wholesale electric revenues from company-owned generation were $6.1 million for the quarter ended September 30, 2006 compared with $7.1 million for the quarter ended September 30, 2005 resulting from a 6.6% decrease in wholesale kwh sales and a 7.7% reduction in the price per kwh sold between the quarters. Net pre-tax losses from the resale of purchased power, Midwest Independent Transmission System Operator (MISO) virtual transactions, financial transmission right transactions and net mark-to-market losses on forward energy contracts were $0.2 million for the quarter ended September 30, 2006 compared with net revenue of $12.8 million for the quarter ended September 30, 2005. The $13.0 million reduction in net revenues from energy trading activities reflects adjustments in MISO Day 2 energy markets as the market becomes more efficient in its second year of operations. Electric revenues from sources other than retail sales and energy trading activities were $5.6 million for the quarter ended September 30, 2006 compared with $4.4 million for the quarter ended September 30, 2005 mainly related to an increase in contracted construction and permitting work performed for other area utilities.

Electric operating expenses decreased $0.4 million in the third quarter of 2006 compared with the third quarter of 2005. Fuel and purchased power expense to serve retail customers decreased $3.0 million between the quarters mainly as a result of a 68.1% decrease in kwhs purchased for retail use. The decrease in fuel and purchased power costs was mostly offset by a $2.6 million increase in operating and maintenance expenses reflecting increased costs related to work performed for others, wages and salary increases, greater expenditures for tree-trimming activities and increases in generation plant operating and maintenance costs.
The Federal Energy Regulatory Commission issued an order on October 26, 2006 stating they would not require refunds related to real-time revenue sufficiency guarantee charges that had not been allocated to day-ahead virtual supply offers in accordance with MISO’s Transmission and Energy Markets Tariff going back to the commencement of the MISO Day 2 market in April 2005.
Plastics
The plastics segment’s revenues and net income were $45.9 million and $4.6 million, respectively, in the quarter ended September 30, 2006 compared with $45.5 million and $2.9 million in the quarter ended September 30, 2005. The increase in net income is primarily due to higher prices for PVC pipe between the quarters notwithstanding an 18.0% decrease in pounds sold between the quarters.
Manufacturing
The manufacturing segment’s revenues and net income were $76.7 million and $2.5 million, respectively, in the quarter ended September 30, 2006 compared with $59.8 million and $0.9 million in the quarter ended September 30, 2005. DMI Industries, Inc. recorded an increase of $16.6 million in revenue of which $8.6 million is from the new Ft. Erie plant. Net income increased $1.4 million between the quarters as a result of increased production and sales of wind towers. At BTD Manufacturing, Inc., revenues decreased $1.0 million due to a decline in unit sales while net income increased $0.4 million. The decrease in BTD revenue was offset by improved productivity in the manufacturing process between the quarters and from the sale of excess machining equipment that resulted in net gain on the disposition of those assets. At ShoreMaster, Inc., revenues increased $1.4 million due to higher aluminum costs while the net loss increased slightly between the quarters reflecting higher commodity costs not passed through in pricing to customers. At T.O. Plastics, Inc., revenues were flat between the quarters while net income decreased $0.1 million as a result of a reduction in gross profit margins due to material and production cost increases.

Health Services
The health services segment’s revenues and net income were $35.4 million and $0.3 million, respectively, in the quarter ended September 30, 2006 compared with $30.7 million and $1.1 million in the quarter ended September 30, 2005. Scanning and other related service revenues increased $2.1 million between the quarters. Revenues from sales and servicing of equipment and sales of supplies and accessories increased $2.7 million between the periods. An increase in health services cost of goods sold of $6.3 million exceeded the increase in health services revenue by $1.5 million mainly as a result of increases in equipment maintenance costs, unit rental costs and sublease costs. Health services general, administrative and depreciation expenses decreased $0.2 million between the quarters.
Food Ingredient Processing
The food ingredient processing segment’s revenues were $11.5 million with a net loss of $1.1 million in the quarter ended September 30, 2006 compared with revenues of $9.8 million and net income of $0.3 million in the quarter ended September 30, 2005. The food ingredient processing segment has been primarily impacted by the following items:
•	Raw potato supply shortage from the 2005-2006 potato crops in Idaho and Prince Edward Island caused production to be curtailed. The raw product supply shortage has caused the processing plants to be operated at less than optimal levels.

•	Revenue per pound of product sold increased 17.2% while pounds of product sold showed a slight decrease between the quarters.

•	The shortage in potatoes has also led to higher than expected raw product costs resulting in a 49.6% increase in the cost per pound of product sold between the quarters.
Other Business Operations
Other business operations had revenues of $40.7 million and net income of $0.7 million in the quarter ended September 30, 2006 compared with revenues of $30.8 million and a net loss of $1.5 million in the quarter ended September 30, 2005. Construction company revenues increased $8.9 million as a result of higher construction activity and revenues from flatbed trucking operations increased $1.1 million mainly due to the pass through of higher fuel costs. The improvement in net income between the periods was due to a $1.3 million increase in net income at the corporation’s construction companies and a $0.9 million reduction in costs at the corporate level mainly related to a reduction of income tax liabilities as a result of closed income tax returns.

Discontinued Operations
Discontinued operations includes: OTESCO’s gas marketing operations for the three-month period ended September 30, 2005 and the nine-month periods ended September 30, 2006 and 2005, the operations of Midwest Information Systems, Inc. for the nine-month period ended September 30, 2005, and the operations of Chassis Liner Corporation (CLC), and St. George Steel Fabrication, Inc. (SGS) for the three- and nine-month periods ended September 30, 2005. The $1.6 million net loss from discontinued operations in the third quarter of 2005 includes a $1.1 million after-tax operating loss from OTESCO’s gas marketing operations, mainly as a result of a $1.0 million goodwill impairment write-off, and after-tax operating losses at CLC and SGS of $0.4 million and $0.1 million, respectively.
2006 Outlook
The corporation reaffirms its guidance to be in the range of $1.55 to $1.75 of diluted earnings per share from continuing operations. Items contributing to the current earnings guidance for 2006 are as follows:
•	Due to the coal supply issues late in the first quarter and early second quarter of 2006, decreasing margins on wholesale energy sales involving the purchase and sale of electric energy contracts and increasing transmission and wage and benefit costs, the corporation expects earnings in the electric segment in 2006 to be in a range of $26.5 million to $28.0 million which is consistent with 2006 second quarter expectations.
•	The corporation expects plastics segment earnings to be slightly higher in 2006 compared to 2005 levels due to the strong performance during the first nine months of 2006.
•	The corporation’s forecasted 2006 net income from the manufacturing segment is in line with initial 2006 expectations. The improving economy, continued enhancements in productivity and capacity utilization, expanded markets, and expansion of production capacity with the opening of a new wind tower production facility in Fort Erie, Ontario, Canada, are expected to result in increased net income in the corporation’s manufacturing segment in 2006.
•	The health services segment is expected to have earnings in the range of $1.7 million to $2.3 million in 2006 due to the lower than expected results in the first nine months of 2006.
•	The corporation expects to record a net loss in the range of $1.6 million to $3.4 million from its food ingredient processing business in 2006. This is consistent with 2006 second quarter expectations.
•	The other business operations segment is expected to show improved results over 2005, consistent with the corporation’s expectations at the beginning of 2006, due to an improving economy and an increase in its backlog of construction contracts. An increase in wind energy projects activity is expected to have a positive impact on the corporation’s electrical contracting business.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including the 2006 outlook, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to government regulations and actions that may have a negative impact on its business and results of operations.
•	Certain MISO-related costs currently included in the FCA in Minnesota retail rates may be excluded from recovery through the FCA and subject to future recovery through rates established in a general rate case.
•	Weather conditions can adversely affect the corporation’s operations and revenues.
•	Electric wholesale margins could be reduced as the MISO market becomes more efficient.
•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.
•	Wholesale sales of electricity from excess generation could be reduced by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.
•	The corporation’s electric segment has capitalized $4.6 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of September 30, 2006. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons these capitalized costs and others incurred in future periods would be subject to expense and may not be recoverable.
•	The corporation’s manufacturer of wind towers operates in a market that has been dependent on the Production Tax Credit. This tax credit is currently in place through December 31, 2007. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.
•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.
•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.
•	Competition is a factor in all of the corporation’s businesses.
•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.
•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.
•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.
•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2006 and 2005 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and nine months ended September 30, 2006 and 2005
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year to date - September 30,
	2006	2005	2006	2005
Operating revenues by segment:
Electric	$71,206	$85,770	$227,308	$233,403
Plastics	45,941	45,462	136,731	113,621
Manufacturing	76,667	59,803	226,555	183,190
Health services	35,432	30,653	100,341	89,775
Food ingredient processing	11,474	9,808	30,635	27,297
Other business operations	40,739	30,805	99,397	78,781
Intersegment eliminations	(917)	(1,114)	(2,714)	(2,997)

Total operating revenues	280,542	261,187	818,253	723,070

Operating expenses:
Fuel and purchase power	24,436	27,780	87,098	84,948
Nonelectric cost of goods sold (excludes depreciation; included below)	161,148	135,662	449,905	372,894
Electric operating and maintenance expense	28,693	26,118	85,318	80,451
Nonelectric operating and maintenance expense	29,543	26,428	85,097	74,712
Depreciation and amortization	12,552	11,720	37,155	34,658

Total operating expenses	256,372	227,708	744,573	647,663

Operating income (loss) by segment:
Electric	11,647	25,788	35,658	49,717
Plastics	7,792	5,175	24,046	14,065
Manufacturing	5,944	2,739	19,793	13,944
Health services	749	2,087	2,693	5,860
Food ingredient processing	(1,602)	558	(4,792)	2,216
Other business operations	(360)	(2,868)	(3,718)	(10,395)

Total operating income — continuing operations	24,170	33,479	73,680	75,407

Interest charges	5,078	4,633	14,622	14,007
Other income	1,060	1,071	2,147	1,472
Income taxes — continuing operations	6,676	10,749	21,737	21,676

Net income (loss) by segment — continuing operations:
Electric	6,494	15,458	19,485	28,833
Plastics	4,578	2,915	14,177	7,914
Manufacturing	2,456	867	8,861	6,378
Health services	300	1,110	1,141	3,082
Food ingredient processing	(1,078)	282	(3,504)	1,233
Other business operations	726	(1,464)	(692)	(6,244)

Total net income — continuing operations	13,476	19,168	39,468	41,196

Discontinued operations
(Loss) income from discontinued operations net of taxes of $0; ($391); $28 and ($161) for the respective periods	—	(589)	26	(252)
Goodwill impairment loss	—	(1,003)	—	(1,003)
Net gain on disposition of discontinued operations — net of taxes of $0; $17; $224 and $5,786 for the respective periods	—	27	336	9,937

Net income from discontinued operations	—	(1,565)	362	8,682

Total net income	13,476	17,603	39,830	49,878
Preferred stock dividend	183	185	551	552

Balance for common:	$13,293	$17,418	$39,279	$49,326

Average number of common shares outstanding—basic	29,412,526	29,245,640	29,377,158	29,176,625
Average number of common shares outstanding—diluted	29,805,897	29,441,410	29,764,752	29,289,438

Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.45	$0.65	$1.33	$1.39
Discontinued operations	$—	$(0.05)	$0.01	$0.30

	$0.45	$0.60	$1.34	$1.69

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.45	$0.64	$1.31	$1.39
Discontinued operations	$—	$(0.05)	$0.01	$0.29

	$0.45	$0.59	$1.32	$1.68

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	September 30,	December 31,
	2006	2005
Current assets
Cash and cash equivalents	$7,999	$5,430
Accounts receivable:
Trade—net	130,421	117,796
Other	9,599	11,790
Inventories	106,601	88,677
Deferred income taxes	6,967	6,871
Accrued utility revenues	20,091	22,892
Costs and estimated earnings in excess of billings	41,733	21,542
Other	14,360	16,476
Assets of discontinued operations	409	13,701

Total current assets	338,180	305,175

Investments and other assets	36,992	33,824
Goodwill—net	98,110	98,110
Other intangibles—net	20,360	21,160

Deferred debits:
Unamortized debt expense and reacquisition premiums	6,193	6,520
Regulatory assets and other deferred debits	17,259	19,616

Total deferred debits	23,452	26,136

Plant
Electric plant in service	921,642	910,766
Nonelectric operations	235,893	228,548

Total	1,157,535	1,139,314
Less accumulated depreciation and amortization	472,876	459,438

Plant—net of accumulated depreciation and amortization	684,659	679,876
Construction work in progress	37,042	17,215

Net plant	721,701	697,091

Total	$1,238,795	$1,181,496

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	September 30,	December 31,
	2006	2005
Current liabilities
Short-term debt	$54,037	$16,000
Current maturities of long-term debt	3,087	3,340
Accounts payable	115,118	97,239
Accrued salaries and wages	25,684	24,326
Accrued federal and state income taxes	2,108	8,449
Other accrued taxes	10,008	12,518
Other accrued liabilities	16,248	14,124
Liabilities of discontinued operations	187	10,983

Total current liabilities	226,477	186,979

Pensions benefit liability	24,397	23,216
Other postretirement benefits liability	28,033	26,982
Other noncurrent liabilities	17,137	18,683

Deferred credits
Deferred income taxes	112,351	113,737
Deferred investment tax credit	8,467	9,327
Regulatory liabilities	65,343	61,624
Other	1,430	1,500

Total deferred credits	187,591	186,188

Capitalization
Long-term debt, net of current maturities	256,223	258,260
Class B stock options of subsidiary	1,258	1,258

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	147,495	147,006
Premium on common shares	98,124	96,768
Unearned compensation	—	(1,720)
Retained earnings	242,392	228,515
Accumulated other comprehensive loss	(5,832)	(6,139)

Total common equity	482,179	464,430

Total capitalization	755,160	739,448

Total	$1,238,795	$1,181,496